UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

On June 28, 2023, Noble Roman’s, Inc. issued the following press release:

NEWS BULLETIN

RE: NOBLE ROMAN'S, INC.

6612 E. 75th Street, Suite 450

Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman (pmobley@nobleromans.com)

Mike Cole, Investor Relations: 949-444-1341 (mike.cole@mzgroup.us)

Update on Disqualification of Purported Nomination by BT Brands, Inc.

(Indianapolis, Indiana) – June 28, 2023 - Noble Roman’s, Inc. (OTCQB: NROM) (the “Company”), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub, today issued a press release further updating information for its upcoming annual meeting of shareholders of the Company to be held on July 6, 2023.

As previously reported, the Company has disqualified the purported nomination by BT Brands, Inc. (“BTB”) of Gary Copperud for election to the Company’s Board of Directors at the annual meeting. BTB attempted to nominate Mr. Copperud, but the Company determined that BTB failed to comply with the requirements of the Company’s by-laws for nominations of director candidates. BTB has admitted that its notice of intent to nominate Mr. Copperud submitted to the Company falsely represented its ownership of the Company’s stock and that it otherwise failed to comply with the requirements of the Company’s by-laws (i.e., holding Company stock of record on both the date of its notice of intent to nominate and the record date for determining shareholders entitled to vote at the meeting) for validly nominating a director candidate at the 2023 annual meeting.

In its press release dated June 27, 2023, BTB describes the Company’s action as a “technical interpretation” of the by-laws. However, like most companies, the Company considers its by-laws to be a key foundational element of the Company’s corporate governance framework that protect the interests of all shareholders by, among other things, providing for orderly conduct of shareholders meetings and reliable canvassing of votes.

Paul Mobley, the Company’s Chairman, stated, “BTB has chosen to attack the Company based on criticisms that we previously have refuted. BTB’s inability to comply with clear requirements in our by-laws (which have been publicly available for many years) is further evidence (together with BTB’s poor performance that we have previously cited) that BTB does not have the requisite skills to assist the Company. Further, Mr. Copperud obviously is unwilling to accept the blame for BTB’s mistake. That is a matter to be sorted out by BTB’s shareholders, while we focus on capitalizing on the opportunities to grow our business we previously identified to Noble Roman’s shareholders.”

Because BTB may not nominate Mr. Copperud at the annual meeting, the Company will disregard in accordance with the Company’s by-laws all votes purported to be cast in favor of Mr. Copperud, whether on the WHITE proxy card distributed by the Company, or on the BLUE proxy card distributed by BTB.

Shareholders may still return a proxy card voting in favor of A. Scott Mobley. If a shareholder has returned a proxy card in favor of Mr. Copperud, the shareholder can revoke it at any time before the meeting by delivering to the Company another proxy bearing a later date, by submitting written notice of the revocation to the Company’s corporate secretary, or by personally appearing at the annual meeting and casting a contrary vote.

2

The statements contained above concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management. The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format and the ability to convert the sales pipeline into sold units, the company’s ability to successfully operate an increased number of company-owned restaurants, the outcome of the election of directors at the company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information” in Form 10-Q filed with SEC on May 10, 2023), general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans and refinance its debt under suitable terms, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation and other changes in prices or supplies of food ingredients and labor as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2022. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Important Additional Information

The company, its directors and certain of its executive officers are participants in the solicitation of proxies from the company’s shareholders in connection with its upcoming 2023 Annual Meeting. The company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2023 in connection with any such solicitation of proxies from the company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information can also be found in the company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 13, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the company’s website at www.nobleromans.com under the heading “Investor Relations.”

3